Exhibit 21.1
SUBSIDIARIES OF TREEHOUSE FOODS, INC.

American Italian Pasta Company, a Delaware corporation

Associated Brands, Inc., a British Columbia, Canada corporation

Associated Brands, Inc., a New York corporation

Bay Valley Foods, LLC, a Delaware limited liability company

BFG Canada Ltd., an Ontario, Canada corporation

Cottage Bakery, Inc., a California corporation

EDS Holdings LLC, a Delaware limited liability company

E.D. Smith Foods, Ltd., a British Columbia, Canada corporation

E.D. Smith & Sons LP, an Ontario, Canada limited partnership

IAPC Holding B.V., an Amsterdam, Netherlands corporation

Linette Quality Chocolates, Inc., a Georgia corporation

Pasta Lensi, S.r.l., a Brescia, Italy limited liability company

Protenergy Holdings, Inc., a Delaware corporation

Protenergy Natural Foods Corp., an Ontario, Canada corporation

Protenergy Natural Foods, Inc., a Delaware corporation

Ralcorp Frozen Bakery Products, Inc., a Delaware corporation

S.T. Specialty Foods, Inc., a Minnesota corporation

Sturm Foods, Inc. a Wisconsin corporation

The Carriage House Companies, Inc., a Delaware corporation

TreeHouse Foods Services, LLC, a Delaware limited liability company

TreeHouse International Holdings, Inc., a Delaware corporation

TreeHouse Private Brands, Inc., a Missouri corporation

Western Waffles Corp., a British Columbia, Canada corporation

0808414 B.C. Ltd., a British Columbia, Canada corporation

1242866 B.C. Ltd., a British Columbia, Canada corporation